Exhibit 99.1

1ST SOURCE CORPORATION AND 1ST SOURCE BANK

EXECUTIVE COMMITTEE CHARTER

PURPOSE

The purpose of the Executive Committee (the “Committee”) of the respective Boards of Directors (the “Board”) of 1st Source Corporation and 1st Source Bank (the “Company”) is to exercise (except as otherwise provided by law or in the Company’s By-Laws) all the authority of the Board during the intervals between the meetings of the Board and to provide guidance to management concerning the Company’s strategy and execution of the strategy.

COMMITTEE MEMBERSHIP, QUALIFICATIONS
AND MEETING SCHEDULE

The Committee shall consist of at least three directors. The members of the Committee shall be appointed and replaced by the Board. Members are appointed annually and are expected to serve at least three years and thereafter at the pleasure of the Board. The Board shall appoint one member of the Committee as its chairperson. The Committee shall meet at such times as may be necessary to carry out its responsibilities. The Committee will cause to be kept adequate minutes of all its proceedings, and will report its actions to the next meeting of the Board.

AUTHORITY, RESPONSIBILITIES AND DUTIES

The Committee’s authority, responsibilities and duties are as follows:

•
Except as otherwise provided by law or in the Company’s By-Laws, exercise the power and authority delegated to the Committee herein and in the Company’s By-Laws at any time between the meetings of the Board when a matter requires expeditious action by the Board or when it would not be practical for the full Board to meet to review or act upon the matter. Such matters may include, among other things, Major Expenditure Proposals that require approval by the Board, new policies or proposed changes to existing policies that require expedited approval, or new strategic initiatives or transactions that require approval by the Board.

•	Review and approve loans over the authority limits of the Company’s management or committees as outlined in the Company’s credit policies.

•	Give guidance to management regarding actions taken as part of its strategic operating or budget plans.

•	Provide guidance on acquisitions, divestures or other transactions that need to be negotiated in private and may ultimately require review and approval by the full Board.

•	Review its own performance and this charter and recommend any proposed changes every other year coincident with the biennial self-assessment of the full Board.

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LIMITATION

Nothing in this charter is intended to alter in any way the standard of conduct that applies to any of the directors under Ind. Code § 23-1-35 or § 28-13-11, as applicable and as amended. This charter does not impose, nor shall it be interpreted to impose, any duty on any director greater than, or in addition to, the duties or standard of conduct established by such provisions.

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